Exhibit 10.7.5

FOURTH AMENDMENT TO COMMERCIAL LEASE

This Fourth Amendment to Commercial Lease (“Fourth Amendment”) is made and entered into this 16 day of October, 2014, by and between GL DALLAS HOLDINGS, L.P. (“Lessor”) and XTERA COMMUNICATIONS. INC. (“Lessee”).

RECITALS:

A. Lessor and Lessee are parties to that certain Commercial Lease dated May 15, 2000 (as modified by that certain First Amendment to Commercial Lease dated January 1, 2001, Second Amendment to Commercial Lease dated June 25, 2003 and Third Amendment to Commercial Lease dated October 26, 2007, the “Lease”); and

B. Lessor and Lessee desire to amend the Lease as expressly set forth in this Fourth Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

1. Recitals. The Recitals are incorporated into this Fourth Amendment by this reference.

2. Definitions. Each capitalized term used in this Fourth Amendment shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.

3. Extension of Lease Term. The Lease is hereby amended such that the Term is extended for a period of eighty-eight (88) months (the “Extended Term”) to begin on February 1, 2015 and to expire at 11:59 p.m. local Allen, Texas time on May 31, 2022 (the “New Expiration Date”) unless sooner terminated or extended by written agreement of the parties. The term “Term” shall include the Extended Term. Lessee agrees that it currently occupies the Leased Premises, and accepts the Leased Premises for the Extended Term, in its “AS-IS, WHERE-IS, WITH ALL FAULTS” condition as of the first day of the Extended Term. Lessor has no obligations to make or pay for any modifications, alterations or improvements to the Leased Premises except as expressly set forth in Exhibit “A” attached hereto and incorporated herein by this reference (the “Work Letter”), and any permitted improvements to the Leased Premises shall be at Lessee’s sole cost.

4. Base Rent. Lessor and Lessee agree that Base Rent for the Extended Term shall be as follows:

Months	Rate	Monthly	Annually
2/1/15-5/31/16	$11.75 prsf	$37,970.13	$455,641.50	*
6/1/16-5/31/18	$12.00 prsf	$38,778.00	$465,336.00
6/1/18-5/31/20	$12.50 prsf	$40,393.75	$484,725.00
6/1/20-5/31/22	$13.00 prsf	$42,009.50	$504,114.00

* Notwithstanding the foregoing, monthly installment payments of Base Rent otherwise due during the period beginning on February 1, 2015 and ending on May 31, 2015 shall be conditionally abated. Commencing on June 1, 2015, Lessee shall make monthly installment payments of Base Rent based on the Base Rent schedule shown above. Notwithstanding such abatement of Base Rent, (a) all other sums due under the Lease, including all Additional Rent, shall be payable as provided in the Lease, and (b) any increases in Base Rent set forth in the Lease shall occur on the dates scheduled therefor. Abatement of Base Rent is conditioned upon Lessee’s full and timely performance of its obligations under the Lease. If Lessee defaults under or breaches any of the provisions of the Lease, then abatement of Base Rent shall immediately become void, and Lessee shall promptly pay to Lessor, in addition to all other amounts due to Lessor under the Lease, the full amount of all Base Rent herein abated.

FOURTH AMENDMENT TO COMMERCIAL LEASE – PAGE 1

5. Additional Rent. Lessee shall pay Additional Rent, including, without limitation, all Operating Expenses, in accordance with the terms and conditions of Lease.

6. Renewal Option. Paragraph 16.01 of the Lease shall be amended to provide one (1) five (5) year option to renew the Term at the then market rate, with no less than nine (9) months’ prior written notice to Lessor.

7. Lessee Improvements. Lessor shall provide Lessee with an allowance for improvements to the Leased Premises in accordance with the Work Letter attached hereto as Exhibit “A”.

8. Ratification. Lessee warrants that, as of the date hereof, the Lease is valid and presently in full force and effect, Lessor has performed all of its obligations under the Lease, Lessor is not in default under the Lease, and Lessee has no claims, counterclaims, set-offs or defenses against Lessor arising out of the Lease or relating thereto. The Lease, as hereby amended, shall continue in full force and effect and is in all respects ratified and confirmed hereby.

9. Conflict. In the event of any conflict between the terms of the Lease and the terms of this Fourth Amendment, the terms of this Fourth Amendment shall control.

10. Anti-Terrorism Representation. Neither Lessee nor any of its affiliates or constituents nor, to the best of Lessee’s knowledge, any brokers or other agents of same, have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Lessee nor any of its affiliates or constituents nor, to the best of Lessee’s knowledge, any brokers or other agents of same, (i) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) are a person described in section 1 of the Anti-Terrorism Order, and to the best of Lessee’s knowledge neither Lessee nor any of its affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person. If at any time this representation becomes false then it shall be considered a default under the Lease, as amended, and Lessor shall have the right to exercise all of the remedies set forth in the Lease, as amended, in the event of a default or to terminate the Lease, as amended, immediately.

11. Governing Law. This Fourth Amendment shall be governed by and construed in accordance with laws of the State of Texas.

12. Entire Agreement. This Fourth Amendment contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior correspondence, negotiations, and agreements, whether oral or written, between the parties concerning the subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Fourth Amendment. This Fourth Amendment may not be altered, amended, changed, terminated or modified in any respect or particular, unless the same shall be in writing and signed by the party to be charged and unless such amendment has been approved in writing by Lessor.

FOURTH AMENDMENT TO COMMERCIAL LEASE – PAGE 2

13. Counterpart Execution. This Fourth Amendment may be executed in multiple counterparts, each of which shall be fully effective as an original, which together shall constitute only one (1) instrument.

[Remainder of page is intentionally left blank; Signatures are on the following page]

FOURTH AMENDMENT TO COMMERCIAL LEASE – PAGE 3

IN WITNESS WHEREOF, this Fourth Amendment is executed as of the day and year aforesaid.

LESSOR: GL DALLAS HOLDINGS, L.P. a Texas limited partnership		LESSEE: XTERA COMMUNICATIONS, INC., a Delaware corporation

By:	/s/ S. Susan Self	By:	/s/ Jon R. Hopper
	S. Susan Self, Vice President	Name: Jon R. Hopper
Title: CEO

FOURTH AMENDMENT TO COMMERCIAL LEASE – PAGE 4

Exhibit “A”

I. Lessee Allowance

Definition of Allowance

Lessor shall pay to Lessee a maximum finish out allowance equivalent to $310,224.00 dollars ($8.00) per square foot of the area of the Demised Premises of which $174,501.00 ($4.50) per square foot to be designated for HVAC repairs and/or replacements servicing the premises, on the following terms and conditions:

A.)	Should the actual area of the Demised Premises differ from that referred to in Article 1.1 (g) of this Lease above, the total allowance above shall be adjusted accordingly, and the adjusted sum shall be substituted above.

B.)	The finish out allowance is for improvements to the Demised Premises, and their upgrading, and shall not include personal property, inventory, signage or fixtures or fittings, other than plumbing or electrical fittings, IT infrastructure, audio visual equipment, and HVAC equipment. Notwithstanding anything stated herein above in Paragraph B, IT infrastructure, audio visual equipment shall remain in Premises upon Termination of Lease and shall become property of Lessor.

C.)	Ritter Management, Inc., as Lessor’s agent, shall monitor the requirements of this Exhibit A at no cost to Lessee.

D.)	Lessee’s right to apply for Lessee Allowance shall expire 12 months from lease execution.

II. Approval of Lessee’s Contractor.

Lessee shall hire a general contractor (“Contractor”) experienced in commercial construction and Lessor shall have the right to approve Contractor, which approval shall not be unreasonably withheld by Lessor. In that regard, Lessee shall submit to Lessor in writing the name, address and telephone number of Contractor, as well as the names of all individuals associated with Contractor to participate in the project to improve the Demised Premises. Any objection, which Lessor may have to Contractor, shall be delivered by Lessor to Lessee in writing within five (5) business days of Lessor’s receipt of Lessee’s notice identifying Contractor, and if any objection by Lessor is not delivered to Lessee, Contractor shall be deemed to have been approved by Lessor.

III. Requirements of Lessee prior to commencement of construction

Prior to commencement of construction Lessee shall deliver to Lessor the following:

A.)	Lessee’s Insurance certificate as described in the Lease.

B.)	Lessee’s Contractor’s Insurance Certificate

1)	Comprehensive General Liability not to be less than one million ($1,000,000.00)

2)	Comprehensive Automotive Liability not to be less than one million ($ 1,000,000.00)

3)	Workers Compensation: Statutory

4)	Certificate to name Owner as “Additionally Insured”

C.)	Construction Contract

D.)	Building Permit

FOURTH AMENDMENT TO COMMERCIAL LEASE – PAGE 5

E.)	List of Subcontractors

F.)	Plans

1)	Dimensioned floor plan showing all existing base building items, (exterior walls, storefront, columns, etc…), all existing interior construction, (including indication of items to be demolished), all proposed walls, doors, glass, cabinets, plumbing fixtures and electrical receptacles and fixtures, (including location of electrical panel).

2)	Reflected ceiling plan showing: ceiling heights; ceiling materials; grid patterns; ceiling mounted lighting, (including switch locations), exit signs, and any other ceiling design features.

3)	Finish schedule describing finish materials for all floors, walls, and ceilings,

4)	Other elevations, plans, details, specifications as may be required for clarification,

5)	The plans and specifications shall be subject to the approval of the Lessor, and shall be deemed to be granted unless any objections shall be raised by Lessor in writing delivered to Lessee within seven (7) days of its receipt of said documents. Should Lessor and Lessee be unable to agree upon said plans and specifications within fourteen (14) days of their submission to Lessor, this Lease may be terminated by written notice from Lessor.

IV. Requirements of Lessee during Construction

A.)	Building Codes: Lessee, Lessee’s contractor, and all subcontractors’ shall be responsible to comply with all national, state, and local fire, health, and environmental and building codes and obtain all necessary permits and licenses.

B.)	Materials: Save as may be specifically consented to in advance by Lessor in writing, only new materials may be utilized for finish out and the use of used or second hand material or materials not in compliance with IAQ laws is specifically prohibited.

C.)	Protection of Existing Structure: Existing foundations, columns, roof structure, roof deck, or existing exterior walls shall not be cut, altered, or removed without written permission of Lessor.

D.)	Construction Debris: Lessee and Lessee’s contractor are responsible for the removal of all debris associated with Lessee’s construction to a legal off-site landfill. Debris shall not be allowed to collect on any common areas of the property (sidewalks, corridors, stairways, parking lots, or landscape areas). Debris shall not be placed in dumpsters provided by the Lessor.

E.)	Parking: Construction parking and deliveries shall be in the rear of the building to the extent possible. Lessee and Lessee’s contractor are responsible for enforcing a construction vehicle policy that keeps disruption to neighboring Lessees to a minimum.

F.)	Noise: Although it is recognized that construction activity produces certain noise, Lessee and Lessee’s contractor are responsible for enforcing a policy that keeps disruption to neighboring Lessees to a minimum. This also concerns some reasonable accommodation for a neighboring Lessee’s hours of operation, (e.g., avoiding loud noises during a neighboring restaurants peak hours).

G.)	Alcohol / Drugs: Lessee and Lessee’s contractor are responsible for enforcing a policy that prohibits any use of alcohol or other controlled substances on the jobsite.

H.)	Temporary Utilities: Lessee or Lessee’s contractor are responsible for arranging temporary utilities to the jobsite.

FOURTH AMENDMENT TO COMMERCIAL LEASE – PAGE 6

I.)	Temporary Facilities: Lessee or Lessee’s contractor are responsible for arranging temporary facilities, such as drinking water and restrooms, at the jobsite.

J.)	Temporary Enclosure: Lessee or Lessee’s contractor are responsible for constructing temporary enclosures at any demolished perimeter wall to secure against unauthorized entry.

K.)	Jobsite Safety: Lessee and Lessee’s contractor are responsible for maintaining a safe working environment with specific attention to requirements of O.S.H.A., city fire regulation, and free travel in/around the construction area.

V. Requirements of Lessee prior to move-in (Not applicable)

Prior to Lessee’s occupancy of the demised premises, Lessee shall deliver to Lessor the following:

A.)	Certificate of Occupancy issued by the Municipal Authority

B.)	Lessor’s Certificate of Acceptance signed by Lessee

VI. Requirements of Lessee prior to funding of Allowance

Prior to Lessor’s payment of Allowance, Lessee shall deliver to Lessor the following:

A.)	Copy of General Contractor’s and Sub-Contractor’s Invoice(s)

B.)	General Contractor’s and Sub-Contractor’s waivers and release of lien

C.)	An invoice on Lessee’s letterhead requesting the Lessee Allowance

VII. Payment of Allowance

Subject to Lessor’s approval and acceptance of Lessee work, and upon receipt of documentation described in the above paragraphs, Lessor shall pay Lessee finish Allowance within 30 days.

FOURTH AMENDMENT TO COMMERCIAL LEASE – PAGE 7